Exhibit 10.21

Theragenics Corporation® Long-Term Incentives

On May 11, 2004, the Compensation Committee recommended, and on June 21, 2004 the Board of Directors approved long-term incentive awards for M. Christine Jacobs, James A. MacLennan, Bruce W. Smith, R. Michael O’Bannon and Tracy C. Caswell (the “ Executive Officers”). With respect to the award to Ms. Jacobs, Chief Executive Officer of the Company, the determination was made by the independent directors of the Company.

Each of the Executive Officers received performance restricted stock rights under an existing equity incentive plan of the Company. The Board of Directors set the following target number of performance restricted stock rights for the January 1, 2004 to December 31, 2006 performance period:

Named Executive Officer	Target Number of Performance Restricted Stock Rights
Jacobs	21,500
MacLennan	9,500
Smith	6,000
O’Bannon	4,500
Caswell	5,000

The number of shares of common stock to be issued to the Executive Officer for each performance restricted stock right will be determined based on Theragenics’ stock price appreciation plus dividends paid (total stockholder return) relative to an industry peer group (as determined by the Board of Directors) over a three-year performance cycle beginning January 1, 2004 and ending December 31, 2006:

Company Total Stockholder Return Peer Percentile Ranking	Number of Shares of Common Stock to be Issued for Each Performance Restricted Stock Right
> 85th	2
≥ 75th to < 85 th	* 1.5
≥ 50th to < 75 th	* 1
< 30th to < 50th	* 0.30

* Plus a number of shares of common stock for each performance restricted stock right determined by interpolation for the total stockholder return peer percentile ranking that falls between 30th and 50th, 50th and 75th, or 75th and 85th.

If the Executive Officer ceases to perform services as an employee of Theragenics or an affiliate before December 31, 2006 due to death, disability, retirement upon or after reaching age 65, or termination of employment by Theragenics or an affiliate without cause, the Executive Officer would be entitled to a prorated portion of the shares of common stock determined pursuant to the preceding schedule. If the Executive Officer’s employment is terminated for any other reason before December 31, 2006, the performance restricted stock rights will be forfeited.

If a change in control occurs before December 31, 2006, one share of common stock will be issuable as of the date of a change of control for each performance restricted stock right if the Executive Officer is still employed by Theragenics or an affiliate on the date of the change in control.

Information regarding long-term incentive awards for the 2005-2007 performance cycle is set forth in the Company’s Form 8-K filed February 14, 2005 and incorporated by reference herein.

Retention Bridge

On July 19, 2004 the Compensation Committee recommended and the Board approved a one-time grant of Restricted Stock Rights under the Theragenics Corporation 2000 Stock Plan to bridge the time period between the above-referenced 2004 long-term incentive awards and payment of the awards.

The Restricted Stock Rights granted as a retention bridge will vest on December 31, 2005 if the Executive Officer is still employed as of such date, as follows:

Named Executive Officer	Restricted Stock Rights
Jacobs	22,000
MacLennan	10,000
Smith	6,000
O’Bannon	5,000
Caswell	5,000